IXI Mobile, Inc.
275 Shoreline Drive
Suite 505
Redwood City, CA 94065

_________________, 2006

Ladies and Gentlemen:

We have acted as tax advisors to IXI Mobile, Inc., a Delaware corporation (the “Company”), in connection with the Merger (as defined below) as described in the joint proxy statement/prospectus (the “Prospectus”) included in the Form S-4 filed by Israel Technology Acquisition Corp., a Delaware corporation (“Parent”), with the Securities and Exchange Commission, as amended (the “Registration Statement”).

In the Merger, ITAC Acquisition Subsidiary Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and conditions set forth in the Agreement and Plan of Merger (the “Merger Agreement”) dated as of February 28, 2006, by and among Parent, Merger Sub and the Company. Following the Merger, Parent will directly own 100% of the common stock of the Company (“Company Common Stock”). Capitalized terms not defined herein have the meanings specified in the Prospectus.

Upon consummation of the Merger (the “Closing”), Parent will exchange voting common stock of Parent (“Parent Common Stock”), plus cash payable to shareholders of the Company who exercise their appraisal rights, for all of the issued and outstanding Company Common Stock. In addition: (i) each outstanding option or warrant to purchase Company Common Stock will be assumed by Parent and will be deemed to be an option or warrant, as applicable, to purchase Parent Common Stock and (ii) as further consideration, the shareholders of the Company will be entitled to receive up to an aggregate of 10,000,000 shares of additional Parent Common Stock based on the Company and Parent attaining the Revenue Shares, 2007 Net Profit Shares, 2008 Net Profit Shares and/or Share Price Shares targets after the Closing.

For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Prospectus and (ii) such other documents, records, and instruments as we have deemed necessary or appropriate in order to enable us to render our opinion. In rendering our opinion, we have assumed the absence of material changes in facts or law between the date hereof and the Closing. In addition, in rendering our opinion we have relied upon certain written statements and representations made to us by Parent and the Company (“Certified Representations”) dated the date hereof, including representations that (i) in the Merger, the aggregate amount of consideration other than Parent Common Stock paid by Parent to the Company stockholders in connection with the Merger, including Gemini and Landa pursuant to Section 6.14 of the Merger Agreement, will not exceed 20% of the total consideration paid to the Company shareholders and (ii) each outstanding option to purchase Company Common Stock had an exercise price at least equal to 80% of the fair market value of the underlying shares as of the grant date. We have assumed that such statements and representations will be complete and accurate as of the Closing. In addition, we have relied upon certain statements, representations and covenants contained in the Prospectus, which we have neither investigated nor verified to the extent not readily ascertainable. We have assumed, to the extent not readily ascertainable, that all such statements and representations are true, correct, complete and not breached, and that no actions that are inconsistent with such statements and representations will be taken. We have also assumed that all representations made in the Certified Representations “to the best knowledge of” any persons will be true, correct, and complete as if made without such qualification.

Kramer Levin Naftalis & Frankel LLP

IXI Mobile, Inc.
_______, 2006

In addition, we have assumed that (i) the Merger will be conducted as described in the Prospectus (including satisfaction of all covenants and conditions to the obligations of Parent without amendment or waiver thereof in any respect prior to the consummation of the Merger), (ii) the documents and instruments referred to in the Prospectus are valid and binding in accordance with their terms and (iii) each of the Company, Parent and Merger Sub will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder (the “Regulations”). Any inaccuracy in, or breach of, any of the aforementioned statements, representations, and assumptions could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service (the “Service”) by the Company, Parent or, we understand, any other party as to the United States federal income tax consequences of any aspect of the Merger. The opinion expressed herein is not binding on the Service or any court, and there can be no assurance that the Service or a court of competent jurisdiction will not disagree with such opinion.

In rendering our opinion, we have considered applicable provisions of the Code and the Regulations, pertinent judicial authorities, rulings of the Service and such other authorities as we considered relevant. It should be noted that such laws, Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive affect. A material change in any of the authorities upon which our opinion is based could adversely affect our opinion.

Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion, under presently applicable United States federal income tax law, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

In addition, the statements of law contained in the section of the Prospectus entitled “The Merger Proposal - Material U.S. Federal Income Tax Consequences of the Merger - Tax Consequences of the Merger Generally to IXI Securityholders” constitute our opinion as to the material United States federal income tax consequences of the Merger to IXI securityholders.

No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of the Merger under any state, local or non-U.S. tax law. Furthermore, our opinion is based on current United States federal income tax law and administrative interpretations, and we do not undertake to advise you as to any changes after the date hereof in federal income tax law or administrative interpretations that may affect our opinion unless we are specifically asked to do so.

Kramer Levin Naftalis & Frankel LLP

IXI Mobile, Inc.
_______, 2006

We hereby consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement and to the reference to this firm under the caption “The Merger Proposal - Certain Material U.S. Federal Income Tax Consequences of the Merger.” The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of such Act.

This opinion is being delivered to you for the purpose of being included as an exhibit to the Registration Statement of which the Prospectus is a part and, except as set forth above, may not be circulated, quoted or otherwise referred to for any other purpose without our written consent.

Very truly yours,